Item 30. Exhibit (k)

Gary F. Murtagh
Head of MMUS Product & Operations Law
Law Department
1295 State Street – B420
Springfield, MA 01111-0001
Tel: (413) 744-6240
Email: gmurtagh@massmutual.com

December 10, 2021

C.M. Life Insurance Company
1295 State Street
Springfield, MA 01111-0001

RE:
C.M. Life Insurance Company (“C.M. Life”) and its
C.M. Life Variable Life Separate Account I (the “Separate Account”)
Pre-Effective Amendment No. 1 to Registration Statement filed on Form N-6
Prospectus Title: C.M. Life Electrum SelectSM
File Nos. 333-259818 and 811-09020 (the “Registration Statement”)

Ladies and Gentlemen:

This opinion is furnished in connection with the above-referenced Registration Statement for the flexible premium variable adjustable life insurance policies issued to individuals under a group life insurance policy (the “Policies”). The Separate Account issues the Policies.

As Head of MMUS Product & Operations Law for Massachusetts Mutual Life Insurance company, the parent company for C.M. Life, I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role, I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2.	C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3.	The Policies, when properly issued, are legal and binding obligationd of C.M. Life, enforceable in accordance with their terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 and to any pre-effective or post-effective amendments to this Registration Statement.

Very truly yours,

/s/ Gary F. Murtagh
Gary F. Murtagh
Head of MMUS Product & Operations Law
Massachusetts Mutual Life Insurance Company
Massachusetts Mutual Life Insurance Company (MassMutual), Springfield, MA 01111-0001, and its affiliated US insurance companies.